Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLY CORPORATION REPORTS FIRST QUARTER OF 2004 RESULTS

     Dallas, Texas, May 7, 2004 — Holly Corporation (NYSE-HOC) today reported net income of $14.0 million, or $.87 per diluted share, for the first quarter of 2004, compared to net income of $13.5 million, or $.85 per diluted share, for the first quarter of 2003. The first quarter of 2003 benefited from a one time gain of $16.2 million ($9.9 million after-tax or $.62 per diluted share) associated with the sale of certain pipeline assets.

     Led by a strong increase in product prices during the last half of the quarter, refinery gross margins for the quarter ended March 31, 2004 were $8.47 per barrel compared to refinery margins of $7.42 per barrel for the quarter ended March 31, 2003, an increase of 14%. Refinery operations in the first quarter also benefited from a 25% year over year increase in production levels at the Navajo Refinery as a result of the expansion completed at that facility during December 2003. These positive factors were somewhat offset by $3.5 million of combined pre-tax losses at the Company’s Woods Cross and Montana refineries, where gross margins did not improve until the last month of the quarter, and by $3.7 million in legal costs incurred in the 2004 first quarter associated with the litigation with Frontier Oil Corporation.

     Sales and other revenues increased 47% in the first quarter of 2004, as compared to the 2003 first quarter, due to the higher volumes from Woods Cross, acquired in June 2003, and Navajo, and to a lesser degree, higher refined product sales prices. Overall refined product sales volumes increased for the first quarter by 39%, as compared to the 2003 first quarter. Cost of products sold was also higher in the 2004 first quarter due to the higher volumes, and higher costs of purchased crude oil. Operating expenses increased due to Woods Cross, and to a lesser degree, higher utility costs. Selling, general and administrative expenses increased due primarily to legal costs incurred in the 2004 first quarter associated with the litigation with Frontier and additional employee compensation expense.

     “We are pleased with our 2004 first quarter as refining margins rebounded substantially from the start of the quarter and continued to improve at all three refineries during April and early May,” said

Mathew Clifton, President of Holly. “Industry-wide improvements in refinery gross margins, increased high-value boutique fuel capabilities with Navajo’s new hydrotreater start-up, the expansion of the Navajo Refinery and the acquisition of the Woods Cross Refinery combined for a first quarter year over year refinery production increase of over 50%, and a pre-tax income increase of 290%, excluding the effects of last year’s $16.2 million pre-tax gain from our crude gathering pipeline sale. Total production for our three refineries during the first quarter of 2004 was 108,000 barrels per day, a record level. Utilization rates at the expanded Navajo Refinery were close to 97% in April 2004 and are expected to be at approximately 100% in May, just four months after our 25% expansion was completed. The capital employed for the Navajo upgrade and expansion, as well as the Wood Cross acquisition, have us well positioned to prosper in the current refinery environment. As we look ahead, we will continue to strive to operate our assets effectively and efficiently while leveraging our strong balance sheet to pursue prudent acquisition and organic growth opportunities.”

     The company has scheduled a conference call for today, May 7, 2004 at 11:00AM EST to discuss financial results. Listeners may access this call by dialing (800) 858-5936. The ID# for this call is #7141262. Additionally, listeners may access the call through the Holly Corporation web site: www.hollycorp.com.

     Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 bpd refinery located in Artesia, New Mexico, a 25,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly also owns or leases approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in the Company’s markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to the Company, the effectiveness of the Company’s capital investments and marketing strategies, the Company’s efficiency in carrying out construction projects, the outcome of the litigation with Frontier Oil Corporation, the proposed public offering of limited partnership interests in Holly Energy Partners, L.P., the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS

Statement of Income (Unaudited)

	Three Months Ended
	March 31,
	2004	2003
	(In thousands, except share data)
Sales and other revenue	$463,057	$314,912
Operating costs and expenses:
Cost of products sold (exclusive of depreciation, depletion and amortization)	374,895	266,095
Operating expense (exclusive of depreciation depletion and amortization)	38,672	27,169
Selling, general and administration expenses (exclusive of depreciation, depletion and amortization)	14,377	5,553
Depreciation, depletion and amortization	9,924	8,983
Exploration expense, including dry holes	123	248

Total operating costs and expenses	437,991	308,048

Gain on sale of assets	—	16,207

Income from operations	25,066	23,071
Other income (expense):
Equity in earnings (loss) of joint ventures	(655)	(983)
Minority interest in income of joint venture	(689)	—
Interest expense, net	(878)	(39)

Total other income (expense)	(2,222)	(1,022)

Income before income taxes	22,844	22,049
Income tax provision	8,882	8,523

Net income	$13,962	$13,526

Net income per common share – basic	$0.89	$0.87
Net income per common share – diluted	$0.87	$0.85
Average number of common shares outstanding:
Basic	15,606	15,500
Diluted	16,090	15,948

Balance Sheet Data (Unaudited)

	March 31,	December 31,
	2004	2003
	(Dollars in thousands)
Cash and cash equivalents	$22,262	$11,690
Working capital	$(10,752)	$(28,261)
Total assets	$703,931	$708,892
Total debt, including maturities and borrowing under the revolving credit agreement	$52,142	$67,142
Stockholders’ equity	$283,256	$268,609
Total debt to capitalization ratio (1)	15.5%	20.0%

(1)	The total debt to capitalization ratio is calculated by dividing total debt, including current maturities and borrowings under the revolving credit agreement, by the sum of total debt including current maturities and borrowings under the revolving credit agreement and stockholders’ equity.

Other Financial Data (Unaudited)

	Three Months Ended
	March 31,
	2004	2003
	(In thousands)
Sales and other revenue(1)
Refining	$456,009	$309,924
Pipeline Transportation	6,672	4,546
Corporate and Other	376	442

Consolidated	$463,057	$314,912

Income (loss) from operations(1)
Refining	$32,139	$7,395
Pipeline Transportation	4,616	19,107
Corporate and Other	(11,689)	(3,431)

Consolidated	$25,066	$23,071

Net cash provided by (used for) operating activities	$37,331	$(7,491)
Net cash provided by (used for) investing activities	$(10,896)	$3,739
Net cash provided by (used for) financing activities	$(15,863)	$7,792
EBITDA(2)	$33,646	$31,071

(1)	The Refining segment includes our principal refinery in Artesia, New Mexico, which is operated in conjunction with refining facilities in Lovington, New Mexico (collectively, the “Navajo Refinery”), the recently acquired Woods Cross Refinery near Salt Lake City, Utah, and our refinery in Great Falls, Montana. Included in the Refining Segment are costs relating to pipelines and terminals that operate in conjunction with the Refining segment as part of the supply and distribution networks of the refineries. The Pipeline Transportation segment currently includes approximately 500 miles of our pipeline assets in Texas and New Mexico and our 70% interest in the Rio Grande Pipeline Company. Revenues of the Pipeline Transportation segment are earned through transactions with unaffiliated parties for pipeline transportation, rental and terminalling operations.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) as presented above is reconciled to net income under “Reconciliations to Amounts Reported under Generally Accepted Accounting Principles” below.

Refining Operating Data (Unaudited)

     Our refinery operations include the Navajo Refinery, the Woods Cross Refinery and the Montana Refinery. The following tables set forth certain information about our refinery operations:

Navajo Refinery

	Three Months Ended
	March 31,
	2004	2003
Crude charge (BPD) (1)	67,460	55,580
Refinery production (BPD)(2)	79,280	63,470
Sales of produced refined products (BPD)	78,100	61,100
Sales of refined products (BPD)(3)	84,640	74,950
Refinery utilization(4)	89.9%	92.6%
Average per produced barrel(5)
Net sales	$44.98	$42.24
Raw material costs	35.10	34.73

Refinery gross margin	9.88	7.51
Refinery operating expenses(6)	3.07	3.39

Net cash operating margin	$6.81	$4.12

Feedstocks:
Sour crude oil	79%	77%
Sweet crude oil	6%	11%
Other feedstocks and blends	15%	12%

Total	100%	100%

Sales of produced refined products:
Gasoline	60%	60%
Diesel fuels	25%	22%
Jet fuels	7%	9%
Asphalt	5%	5%
LPG and other	3%	4%

Total	100%	100%

Woods Cross Refinery(7)

Three Months
Ended
March 31,
2004
Crude charge (BPD)(1)	21,220
Refinery production (BPD)(2)	22,460
Sales of produced refined products (BPD)	22,010
Sales of refined products (BPD)(3)	22,080
Refinery utilization(4)	84.9%

Three Months
Ended
March 31,
2004
Average per produced barrel(5)
Net sales	$43.84
Raw material costs	40.13

Refinery gross margin	3.71
Refinery operating expenses(6)	4.13

Net cash operating margin	$(0.42)

Feedstocks:
Sour crude oil	5%
Sweet crude oil	89%
Other feedstocks and blends	6%

Total	100%

Sales of produced refined products:
Gasoline	61%
Diesel fuels	28%
Jet fuels	2%
Fuel oil	6%
LPG and other	3%

Total	100%

Montana Refinery

	Three Months Ended
	March 31,
	2004	2003
Crude charge (BPD)(1)	5,890	6,640
Refinery production (BPD)(2)	6,470	7,320
Sales of produced refined products (BPD)	5,040	5,280
Sales of refined products (BPD)(3)	5,290	5,520
Refinery utilization(4)	73.6%	94.9%
Average per produced barrel(5)
Net sales	$40.41	$38.09
Raw material costs	32.95	31.62

Refinery gross margin	7.46	6.47
Refinery operating expenses(6)	8.12	8.13

Net cash operating margin	$(0.66)	$(1.66)

Feedstocks:
Sour crude oil	91%	91%
Other feedstocks and blends	9%	9%

Total	100%	100%

Sales of produced refined products:
Gasoline	56%	50%
Diesel fuels	21%	23%
Jet fuels	9%	9%
Asphalt	8%	12%
LPG and other	6%	6%

Total	100%	100%

Consolidated(7)

	Three Months Ended
	March 31,
	2004	2003
Crude charge (BPD)(1)	94,570	62,220
Refinery production (BPD)(2)	108,210	70,790
Sales of produced refined products (BPD)	105,150	66,380
Sales of refined products (BPD)(3)	112,010	80,470
Refinery utilization(4)	87.6%	92.9%
Average per produced barrel(5)
Net sales	$44.52	$41.91
Raw material costs	36.05	34.49

Refinery gross margin	8.47	7.42
Refinery operating expenses(6)	3.53	3.77

Net cash operating margin	$4.94	$3.65

Feedstocks:
Sour crude oil	65%	78%
Sweet crude oil	23%	10%
Other feedstocks and blends	12%	12%

Total	100%	100%

Sales of produced refined products:
Gasoline	60%	59%
Diesel fuels	26%	22%
Jet fuels	6%	9%
Asphalt	4%	6%
LPG and other	4%	4%

Total	100%	100%

(1)	Crude charge represents the barrels per day of crude oil processed at the crude units at our refineries.

(2)	Refinery production represents the barrels per day of refined products yielded from processing crude and other refinery feedstocks through the crude units and other conversion units at our refineries.

(3)	Includes refined products purchased for resale.

(4)	Represents crude charge divided by total crude capacity. For these calculations, crude oil capacity at the Navajo Refinery increased from 60,000 BPD to 75,000 BPD effective January 1, 2004, crude oil capacity at the Woods Cross Refinery is 25,000 BPD, and crude oil capacity at the Montana Refinery increased from 7,000 BPD to 8,000 BPD effective January 1, 2004.

(5)	Represents average per barrel amounts for produced refined products sold. Reconciliations to amounts reported under generally accepted accounting principles (“GAAP”) are located under “Reconciliations to Amounts Reported under Generally Accepted Accounting Principles” below.

(6)	Represents operating expenses of refineries, exclusive of depreciation, depletion and amortization and excludes refining segment expenses of product pipelines and terminals.

(7)	We acquired the Woods Cross Refinery on June 1, 2003.

Reconciliations to Amounts Reported Under Generally Accepted Accounting Principles

Reconciliations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to amounts reported under generally accepted accounting principles in financial statements.

     Earnings before interest, taxes, depreciation and amortization — EBITDA is calculated as net income plus (i) interest expense net of interest income, (ii) income tax provision, and (iii) depreciation, depletion and amortization. EBITDA is not a calculation based upon accounting principles generally accepted in the United States of America, however, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it enhances an investor’s understanding of our ability to satisfy principal and interest obligations with respect to our indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used by our management for internal analysis and as a basis for financial covenants.

	Three Months Ended
	March 31,
	2004	2003
	(In thousands)
Net income	$13,962	$13,526
Add provision for income tax	8,882	8,523
Add interest expense	955	189
Subtract interest income	(77)	(150)
Add depreciation and amortization	9,924	8,983

EBITDA	$33,646	$31,071

Reconciliations of refinery operating information to amounts reported under generally accepted accounting principles in financial statements.

     Per barrel sales, material costs, operating cost and margins are used by management and others to compare our refining performance to that of other companies in our industry. Refinery gross margin is the difference between net sales price per barrel and raw material costs per barrel of produced refined products. Net cash operating margin is the difference between refinery gross margin per barrel and refinery operating cost per barrel. Other companies may not calculate margins in the same manner. Per barrel sales, material cost, and operating cost of produced refined products can be reconciled to our Statement of Income. Refining segment sales can be calculated by taking the sum of produced refined products (or calculated on a refinery stand alone basis) times the average sales price per produced barrel sold and purchased refined products times the average sales price per purchased barrel sold, times the number of days in the period. Refining segment costs of products sold would be calculated in the same manner. Refining operating expenses would be calculated by taking the sum of produced refined products sold (or calculated on a refinery stand alone basis) times the average cash operating cost per barrel produced, times the number of days in the period. Due to rounding of reported numbers, some amounts may not calculate exactly. The average produced barrel per day net sales, raw material costs and refinery operating cost are reconciled to sales and other revenue, cost of product sold and operating expenses as follows:

Consolidated(1)

	Three Months Ended
	March 31,
	2004	2003
	(In thousands, except barrel data)
Sales of produced refined products (BPD)	105,150	66,380
Average per produced barrel:
Net sales	$44.52	$41.91
Raw materials	36.05	34.49

Refinery gross margin	8.47	7.42
Refinery operating costs	3.53	3.77

Net cash operating margin	$4.94	$3.65

	Three Months Ended
	March 31,
	2004	2003
	(In thousands, except barrel data)
Sales of produced refined products (BPD)	105,150	66,380
Average sales price per produced barrel sold	$44.52	$41.91
Average raw material costs per produced barrel	$36.05	$34.49
Average cash operating expenses per produced barrel sold	$3.53	$3.77
Sales of purchased refined products (BPD)(2)	6,860	14,090
Average sales price per purchased barrel sold	$47.84	$46.77
Average cost per purchased barrel sold	$48.09	$47.47
Sales of all refined products (BPD)	112,010	80,470
Average sales price per sales barrel	$44.72	$42.76
Average costs of products per barrel sold	$36.79	$36.76
Refined product sales	$455,827	$309,681
Other refining segment revenue	182	243

Total refining segment revenue	456,009	309,924
Pipeline transportation segment sales & other revenues	6,672	4,546
Corporate and Other revenues and eliminations	376	442

Sales and other revenues	$463,057	$314,912

Refining segment costs of products sold	$374,997	$266,227
Corporate and other costs and eliminations	(102)	(132)

Costs of products sold	$374,895	$266,095

Refinery operating expenses	$33,805	$22,515
Other refining segment operating expenses(3)	3,927	3,300

Total refining segment operating expenses	37,732	25,815
Pipeline transportation segment operating expenses	899	1,321
Corporate and Other costs and eliminations	41	33

Operating expenses	$38,672	$27,169

(1)	We purchased the Woods Cross, Utah refinery from ConocoPhillips on June 1, 2003. We are reporting amounts for Woods Cross only since the purchase date; therefore, no amounts are reported for the three months ended March 31, 2003.

(2)	We purchase finished refined products when opportunities arise that provide a profit on the sale of such products, or to meet delivery commitments where we choose to redirect produced products to more profitable markets.

(3)	Represents refining segment expenses of product pipelines and terminals, principally relating to the marketing of products from the Navajo Refinery.

FOR FURTHER INFORMATION, Contact:

Matthew P. Clifton, President
Stephen J. McDonnell, Vice President and
    Chief Financial Officer
Holly Corporation
214/871-3555